Exhibit 10.1

WAIVER AND RELEASE

This Waiver and Release, (“Release”, undersigned and dated as of September 1, 2005, (“Release”), is entered into by and between NorthWestern Corporation, d/b/a NorthWestern Energy, a Delaware corporation with its principal place of business located at 125 South Dakota Avenue, Suite 1100, Sioux Falls, South Dakota, 57104-6403, its officers, agents, directors, employees, successors, subsidiaries, insurers, parents and/or affiliated companies, and assigns (“NWEC or Company”) and Roger Schrum (“Schrum”), a South Dakota resident, to settle all issues between us in connection with Schrum’s severance of employment. NWEC and Schrum are collectively referred to herein as the “Parties”.

NOW, THEREFORE, in consideration of the foregoing premises and further in consideration of the mutual covenants, conditions and agreements contained in this Release and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

1.  Benefits Payable.  In exchange for this Release, Schrum will receive a severance payment of $95,555.60 (Ninety-five thousand five hundred and fifty-five and 60 cents) to be paid within two weeks of signing this release.  In his last payroll check, Schrum shall receive his accrued but unpaid vacation.

NWEC acknowledges that Schrum has received a Special Recognition Grant of 10,800 shares of stock and that Schrum’s ownership rights in 5,400 of those shares have vested.  NWEC hereby agrees that the remaining 5,400 unvested shares in the Special Recognition Grant shall vest effective Sept. 12, 2005, without further action by NWEC.

2.  Employment Severance.  Schrum’s last date of employment shall be October 7, 2005 (the “Severance Date”), contingent upon signing this Waiver and Release.

3.  Claims Released.  In exchange for the benefits payable, Schrum for himself, his heirs, executors, administrators, successors, assigns and trustees irrevocably and unconditionally releases NWEC, its current, former and future, parent, subsidiary and related companies, its directors, trustees, officers, employees, agent, attorneys, successors, and assigns, and all persons acting by, through, under, or in concert with any of them (the “Released Parties”), from all actions, causes of action, suits, debts, charges, complaints, claims, obligations, promises, contracts, agreements, controversies, damages, judgments, rights, costs, losses, expenses, liabilities and demands of any nature, whether known or unknown, whether actual or potential, whether specifically mentioned herein or not, in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, as a result of any act that has heretofore occurred, including, without limitation that Schrum may have arising out of or related to his employment with or separation from, NWEC (“Claims”).  The Claims Schrum is releasing include, without limitation, claims under his original employment terms, which are canceled as of the Severance Date with no further benefits or payments to be provided thereunder, the WARN

Act, as amended, any and all claims of wrongful discharge or breach of contract, any and all claims for equitable estoppel, any and all claims for employee benefits, including, but not limited to, any and all claims under the Employee Retirement Income Security Act of 1974, as amended, and any and all claims of employment discrimination on any basis, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, under the Age Discrimination in Employment Act of 1967, as amended, under the Civil Rights Act of 1866, 42 U.S.C. §1981, under the Civil Rights Act of 1991, as amended, under the Americans with Disabilities Act of 1990, as amended, under the Family and Medical Leave Act of 1993, under the Immigration Reform and Control Act of 1986, as amended, under the Fair Labor Standards Act, as amended, 29 U.S.C. §201 et seq., the Older Workers Benefit Protection Act, as amended, the Wrongful Discharge from Employment Act, 39-2-901 et seq., MCA, any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith including 27-1-221, MCA, any federal, state, or local laws prohibiting employment discrimination, such as in the State of South Dakota, any claim filed in NWEC’s bankruptcy proceedings, and any and all claims under any other federal, state, or local labor law, civil rights law, fair employment practices law, or human rights law, any and all claims of slander, libel, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, fraud, and prima facie tort, any and all claims for monetary recovery, including but not limited to, back pay, front pay, liquidated, compensatory, and punitive damages, and attorneys’ fees, experts’ fees, disbursements and costs which against the Released Parties, that Schrum ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time to the date of Schrum’s execution of this Release. Schrum will never file any lawsuit, complaint or claim based on any Claims, and Schrum will withdraw with prejudice any such lawsuit, complaint, or claim that may already be pending in any court or administrative agency.  Schrum promises never to seek any damages, remedies, or other relief for himself personally (any right to which Schrum hereby waives) by filing or prosecuting a charge with any administrative agency with respect to the Claims purportedly released by this Release. This subsection shall not apply to challenges to the ADEA release, to the extent, if any, prohibited by applicable law.

4.  No admission of Liability.  This Release is not an admission of guilt or wrongdoing by any released party.  Schrum acknowledges that he has not suffered any age or other discrimination or wrongful treatment by any released party.

5.  Consideration of Release.  NWEC advised Schrum to take this Release home, read it, and carefully consider all of its terms before signing it.  NWEC gave Schrum at least twenty-one (21) days in which to consider this Release.  Schrum waives any right he may have to additional time beyond this consideration period within which to consider this Release.  Schrum understands that he has seven (7) days after signing this Release to revoke it.  If Schrum chooses to revoke this Release, Schrum agrees to provide such revocation in writing, accompanied by any sums received pursuant to this Release, to be received by the Vice President and General Counsel by the end of the seven (7) day period.  NWEC, in writing, advised Schrum to discuss this Release with his own attorney (at Schrum’s own expense) during this period if Schrum wished to do so.  Schrum has carefully read this Release, fully understands what it means, and is entering into it voluntarily. Schrum is receiving valuable consideration in exchange for his execution of this Release that he would not otherwise be entitled to receive.

6.  Company Property.  Schrum agrees to return to NWEC, by his Severance Date, all files, memoranda, documents, records, copies of the foregoing, credit cards, and any other property of NWEC or its affiliates in his possession.

7.  False Claims Representations and Promises.  Schrum has disclosed to NWEC any information he has concerning any conduct involving NWEC or any affiliate that he has any reason to believe may be unlawful or that involves any false claims to the United States.  Schrum promises to cooperate fully in any investigation NWEC or any affiliate undertakes into matters occurring during his employment with NWEC or any affiliate. Schrum understands that nothing in this Release prevents his from cooperating with any U.S. government investigation.  In addition, to the fullest extent permitted my law, Schrum hereby irrevocably assigns to the U.S. government any right he may have to any proceeds or awards in connection with any false claims proceedings against NWEC or any affiliate.

8.  Non-Disclosure, Return of Proprietary Information, and Inventions and Patents.  NWEC and Schrum agree that during his employment with NWEC, Schrum has received and become acquainted with confidential, proprietary, and trade secret information of NWEC including, but not limited to, information regarding NWEC business programs, plans, and strategies; finances; customers and prospective customers; suppliers and vendors; marketing plans and results; personnel matters regarding NWEC employees, officers, directors, and owners; manners of operation and services provided; negotiating positions and strategies; legal arguments, theories, claims, investigations, and audits; or information regarding the operation and business of NWEC.  Schrum acknowledges that such information has been developed or acquired by NWEC through the expenditure of substantial time, effort, and money, that such information provides NWEC with strategic and business advantages over others who do not know or use such information, and that NWEC has implemented specific policies and practices to keep such information secret.  Schrum agrees that he shall not during the term of employment or at any time thereafter, directly or indirectly:

A.  Use for his own purpose or for the benefit of any person or entity other than NWEC, or otherwise disclose or permit others to obtain access to, any proprietary of confidential information to any individual or entity unless such disclosure has been authorized in writing by NWEC or is otherwise required by law.  Information or material that is not novel or copyrighted or patented may nonetheless be proprietary information.  Proprietary information shall not include, however, any information that is or becomes generally known to the industries in which NWEC competes through sources independent of NWEC or Schrum or through authorized publication by NWEC to persons other than NWEC employees.

B.  Except as required by law, give or disclose any records containing confidential information or material to, or permit any inspection or copying of such records by, any individual or entity other than in the authorized course and scope of such individual’s or entity’s employment or retention by NWEC.  In addition, Schrum shall promptly return to NWEC all such records upon resignation hereunder and shall not use or retain any such records thereafter.  Records subject to this subsection shall include, but not be limited to, all correspondence, memoranda, files, analyses, studies, reports, notes, documents, manuals, books, lists, financial, operating, or marketing records, computer software, magnetic tape, or electronic or other media or equipment of any kind that may be in the my possession or under Schrum’s control or accessible to his which contain or may be derived from proprietary or confidential information covered by this section.  All such records are and will remain the sole property of NWEC.

9.  Confidentiality.  Schrum agrees that he will keep confidential the existence and terms of this Release; provided, however, that nothing herein shall prevent Schrum from disclosing the fact and terms of this Release to his attorney, accountant, or financial advisor for the purposes of receiving professional advice from such individual in that capacity.  Schrum will advise those individuals that the existence and terms of this Agreement shall be kept confidential.

10.  Public Statements.  Except as necessary to secure other employment or for other necessary reasons, Schrum agrees that he will make no public statements concerning his employment or the severance thereof with NWEC.  NWEC by its senior management and Schrum also agree neither party will make any disparaging remarks to any third parties concerning the other party.  Schrum further agrees that he will not disparage NWEC’s business capabilities, products, plans, or management to any customer, potential customer, vendor, suppler, contractor or subcontractor of NWEC so as to affect adversely the good will or business of NWEC.  NWEC by and through its senior management agrees that it will refrain from making any adverse, derogatory or disparaging comments or statements about Schrum or his performance during his employment with NWEC and will be supportive of Schrum’s attempts to secure future employment.  If either party is contacted by the media concerning Schrum’s departure from NWEC, either party may explain that Schrum left NWEC to pursue other business opportunities.

11.  Consequences of Violating Promises:

A.  General Consequences.  In addition to any other remedies or relief that may be available, Schrum agrees to pay the reasonable attorneys’ fees and any damages Released Parties may incur as a result of his breaching a promise he made in this Release (such as by suing a Released Party over a released Claim) or if any representation he made in this Release was false when made.  Schrum agrees that the minimum damages for each breach will be half of the attorney’s fees each Released Party incurs as a result of the breach, which is a reasonable estimate of the value of the time the Released Party is likely to have to spend seeking a remedy for the breach.  Schrum further agrees that NWEC would be irreparably harmed by any actual or threatened violation of any paragraph of this Waiver and Release that involves Release-related disclosures or disclosure or use of confidential information or trade secrets, and that NWEC will be entitled to an injunction prohibiting Schrum from committing any such violation.

B.  Challenges to Validity.  Should Schrum attempt to challenge the enforceability of this Release, Schrum agrees first (1) to deliver a certified check to NWEC for all amounts he has received because he signed this Release (2) to direct in writing that all future benefits or payments Schrum is to receive because he signed this Release be suspended, and (3) to invite NWEC to cancel this Release.  If NWEC accepts Schrum’s offer, this Release will be canceled.  If it rejects Schrum’s offer, NWEC will notify Schrum and deposit the amount Schrum repaid, plus all suspended future benefits and payments, in an interest-bearing account pending a determination of the enforceability of this Release.  If the Release is determined to be enforceable, NWEC is to pay Schrum the amount in the account, less any amounts Schrum owes NWEC.  If the Release is determined to be unenforceable, the amount credited to the account shall be paid to the entities that paid the consideration for this Release in proportion to their payments, and the suspension of future benefits or payments shall become permanent.

C.  ADEA Claims.  This section shall not apply to ADEA Claims to the extent, if any, prohibited by applicable law.

12.  Successors and Assigns.  This Release shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives, and assigns.  However, neither this Release nor any right or interest hereunder shall be assignable by Schrum, Schrum’s beneficiaries, or legal representatives, except as provided by law or pursuant to referenced benefit policy documents.

13.  Severability and Reformation.  The provisions of this Release are severable.  If any provision of this Release shall be determined to be invalid, illegal, or unenforceable, in whole or in part, neither the validity of the remaining parts of such provision nor the validity of any other provision of this Release shall in any way be affected thereby.  In lieu of such invalid, illegal, or unenforceable provision, there shall be added automatically as part of this Release a provision as similar in terms to such invalid, illegal, or unenforceable provision as may be possible and be valid, legal, and enforceable.  Each party also agrees that, without receiving further consideration, it will sign and deliver such documents and do anything else necessary in the future to make the provisions of this Release effective.

14.  Taxes.  Schrum understands that he will be responsible for paying all taxes that may become due on any of the payments provided herein. If Schrum fails to pay any taxes due and owing on any of the payments, or any taxing authority alleges that Schrum has failed to do so or that NWEC is responsible for the payment of these taxes, for any reason, Schrum agrees to be fully responsible for any judgments or orders, fines and penalties, and that he will indemnify NWEC including, but not limited to, the satisfaction of judgments, orders, fines or penalties in the payment of NWEC’s defense by counsel of its choice in such proceedings.  The taxability of the amounts contained herein shall not affect the validity of this Release.

15.  Governing Law and Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Dakota, without reference to conflict of laws principles thereof. The Parties also hereby irrevocably and unconditionally submit to the jurisdiction of any South Dakota state court or federal court sitting in South Dakota and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such South Dakota state court or, to the extent permitted by law, by removal or otherwise, in such federal court.

16.  Further Assurances.  Each party agrees to take all further actions and to execute and deliver all further documents and instruments that are reasonably necessary or appropriate in order to effectuate the purposes of this Agreement and the transactions contemplated hereby.

17.  Waiver.  Any failure by a party hereto to comply with any obligation, agreement or condition contained herein may only be waived in a writing executed by the party granting the waiver, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, such failure or any subsequent or other failure.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

18.  Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements and arrangements, written or oral, relating to the subject matter hereof.

19.  Amendment.  This Agreement may be amended only by a written instrument executed by both of the parties hereto.

20.  Successors or Survivors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors.  NWEC may assign this Agreement without the prior consent of Executive or his/her successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and the Released Parties, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

21.  Notice.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed delivered when delivered personally or by overnight courier or sent by telegram, fax, or email, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number set forth on the signature page hereto, as appropriate, which address or fax number may be subsequently modified by a written notice delivered in accordance with this section.

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 5 AND YOU SHOULD CONSULT YOUR ATTORNEY.

Schrum		NORTHWESTERN ENERGY

By:
Address:		Its:	Vice President and General Counsel

Date:	, 2005	Date:	, 2005